Exhibit 99.3

VALEANT PHARMACEUTICALS INTERNATIONAL, INC. AND MEDICIS

PHARMACEUTICAL CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statements of income for the fiscal year ended December 31, 2011 and for the nine months ended September 30, 2012 are prepared by Valeant Pharmaceuticals International, Inc. (“Valeant”) and give effect to the following transactions as if they had occurred on January 1, 2011:

•	the acquisition of Medicis Pharmaceutical Corporation (“Medicis”) by Valeant, which took place on December 11, 2012;

•

the acquisition of Ortho Dermatologics division of Janssen Pharmaceuticals, Inc. (“Ortho”) by Valeant, as more fully described in Valeant’s Annual Report on Form 10-K for the year ended December 31, 2011, which took place on December 12, 2011; and

•

the acquisition of Graceway Pharmaceuticals, LLC (“Graceway”) by Medicis, as more fully described in Medicis’ Annual Report on Form 10-K for the year ended December 31, 2011, which took place on December 2, 2011.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2011 also excludes the fair value adjustment related to inventories acquired as part of the merger between Biovail Corporation (“Biovail”, subsequently renamed Valeant Pharmaceuticals International, Inc.) and Valeant Pharmaceuticals International (“Old Valeant”) (the “Biovail-Valeant Merger”), which took place on September 28, 2010, as the sale of the acquired inventories occurred within the first year subsequent to the merger and did not have a continuing impact on Valeant’s operating results. The Biovail-Valeant Merger is more fully described in Valeant’s Annual Report on Form 10-K for the year ended December 31, 2011.

The unaudited pro forma condensed combined balance sheet as of September 30, 2012 combines the historical consolidated balance sheets of Valeant and Medicis, giving effect to the acquisition of Medicis by Valeant as if it had occurred on September 30, 2012.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

•

separate audited consolidated financial statements of Valeant as of and for the year ended December 31, 2011 and the related notes included in Valeant’s Annual Report on Form 10-K for the year ended December 31, 2011;

•

separate unaudited special-purpose statement of revenues and expenses of Ortho for the period from January 3, 2011 to December 11, 2011, which combines the unaudited statement of revenues and expenses for the nine-month period ended October 2, 2011 included in Valeant’s Current Report on Form 8-K/A filed February 17, 2012 and the unaudited statement of revenues and expenses for the period from October 3, 2011 to December 11, 2011, which has not been filed;

•

separate audited consolidated financial statements of Medicis as of and for the year ended December 31, 2011 and the related notes included in Medicis’ Annual Report on Form 10-K for the year ended December 31, 2011;

•

separate historical unaudited financial statements of Graceway Pharma Holding Corp. (the parent of Graceway) for the period from January 1, 2011 to December 1, 2011, which combines the unaudited statement of operations for the nine-months ended September 30, 2011 included in Medicis’ Current Report on Form 8-K/A filed February 16, 2012 and the unaudited statement of operations for the period from October 1, 2011 to December 1, 2011, which has not been filed;

•

separate unaudited consolidated financial statements of Valeant as of and for the nine months ended September 30, 2012 and the related notes included in Valeant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012; and

•

separate unaudited consolidated financial statements of Medicis as of and for the nine months ended September 30, 2012 and the related notes included in Medicis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisitions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Valeant, Medicis, Ortho and/or Graceway during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial statements do not reflect the effects of the individually insignificant acquisitions completed by Valeant during the periods presented.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. GAAP. The accounting for the acquisition of Medicis is dependent upon certain valuations that are provisional and are subject to change. Valeant will finalize these amounts as it obtains the information necessary to complete the measurement process. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. Additionally, the differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Valeant’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information also reflects the effect of the term loan and senior notes that were issued by Valeant to finance the acquisition of Medicis.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisitions, the costs to integrate the operations of Valeant, Medicis, Ortho and Graceway or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF INCOME

For the year ended December 31, 2011

	Valeant	Ortho	Pro forma adjustments (Note 6)		Valeant Pro forma [I]	Medicis	Graceway	Pro forma adjustments (Note 7)		Medicis Pro forma [II]	Pro forma adjustments (Note 8) [III]		Valeant Pro forma combined [I]+[II]+[III]
	(All dollar amounts expressed in thousands of U.S. dollars except per share data)
Revenue
Product sales	$2,255,050	$133,803	$—		$2,388,853	$716,768	$123,553	$—		$840,321	$—		$3,229,174
Alliance and royalty	172,473	—	—		172,473	—	—	—		—	—		172,473
Service and other	35,927	—	—		35,927	4,358	—	—		4,358	—		40,285

	2,463,450	133,803	—		2,597,253	721,126	123,553	—		844,679	—		3,441,932

Expenses
Cost of goods sold (exclusive of amortization of intangible assets shown below)	683,750	19,072	(28,779	)(A),(C)	674,043	66,888	26,622	—		93,510	—		767,553
Cost of alliance and service revenues	43,082	—	—		43,082	—		—		—	—		43,082
Selling, general and administrative	572,472	41,894	—		614,366	360,928	68,159	(2,925	)(J)	426,162	(2,056	)(b)	1,038,472
Research and development	65,687	17,661	—		83,348	32,870	2,784	—		35,654	—		119,002
Amortization of intangible assets	557,814	—	37,085	(D)	594,899	41,569	30,210	8,767	(K)	80,546	74,827	(a)	750,272
Restructuring and integration costs	97,667	—	—		97,667	—	—	—		—	—		97,667
Acquired in-process research and development	109,200	—	—		109,200	35,500	—	—		35,500	—		144,700
Acquisition-related costs	32,964	—	(5,290	)(G)	27,674	—	—	—		—	—		27,674
Legal settlements	11,841	—	—		11,841	—	—	—		—	—		11,841
Acquisition-related contingent consideration	(10,986)	—	—		(10,986)	—	—	—		—	—		(10,986)

	2,163,491	78,627	3,016		2,245,134	537,755	127,775	5,842		671,372	72,771		2,989,277

Operating income (loss)	299,959	55,176	(3,016)		352,119	183,371	(4,222)	(5,842)		173,307	(72,771)		452,655
Interest income	4,084	—	—		4,084	4,455	—	(2,607	)(L)	1,848	—		5,932
Interest expense	(333,041)	—	(9,600	)(F)	(342,641)	(4,668)	(46,823)	46,823	(M)	(4,668)	(157,992	)(c)	(505,301)
Write-down of deferred financing charges	(1,485)	—	—		(1,485)	—	—	—		—	—		(1,485)
Loss on extinguishment of debt	(36,844)	—	—		(36,844)	—	—	—		—	—		(36,844)
Foreign exchange and other	26,551	—	—		26,551	—	—	—		—	—		26,551
Gain on investments, net	22,776	—	—		22,776	—	—	—		—	—		22,776

Income (loss) from continuing operations before
(recovery of) provision for income taxes	(18,000)	55,176	(12,616)		24,560	183,158	(51,045)	38,374		170,487	(230,763)		(35,716)
(Recovery of) provision for income taxes	(177,559)	—	11,119	(B),(E)	(166,440)	76,201	1,829	(6,378	)(N)	71,652	(69,095	)(d)	(163,883)

Net income from continuing operations	$159,559	$55,176	$(23,735)		$191,000	$106,957	$(52,874)	$44,752		$98,835	$(161,668)		$128,167

Basic earnings per share-continuing operations	$0.52				$0.63	$1.72				$1.59			$0.42

Diluted earnings per share-continuing operations	$0.49				$0.59	$1.59				$1.48			$0.39

Weighted-average common shares
Basic	304,665				304,665	60,183				60,183			304,665
Diluted	326,119				326,119	66,823				66,823			326,119

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments in Connection with the Biovail-Valeant Merger and the Acquisition of Ortho, Note 7. Pro Forma Adjustments in Connection with the Acquisition of Graceway and Note 8. Pro Forma Adjustments in Connection with the Medicis Acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF INCOME

For the nine months ended September 30, 2012

	Valeant	Pro forma adjustments (Note 6)		Valeant Pro forma	Medicis	Pro forma adjustments (Note 8)		Pro forma combined
	(All dollar amounts expressed in thousands of U.S. dollars except per share data)
Revenue
Product sales	$2,363,226	—		$2,363,226	$574,263	$—		$2,937,489
Alliance and royalty	148,348	—		148,348	—	—		148,348
Service and other	48,759	—		48,759	4,228	—		52,987

	2,560,333	—		2,560,333	578,491	—		3,138,824

Expenses
Cost of goods sold (exclusive of amortization of intangible assets shown below)	646,395	(3,580	)(H)	642,815	62,303	—		705,118
Cost of alliance and service revenues	105,460	—		105,460	—	—		105,460
Selling, general and administrative	551,386	—		551,386	317,813	(4,586	)(b)	864,613
Research and development	58,887	—		58,887	40,900	—		99,787
Amortization of intangible assets	629,400	—		629,400	49,893	62,382	(a)	741,675
Restructuring, integration and other costs	135,213	—		135,213	—	—		135,213
Acquired in-process research and development	149,868	—		149,868	46,506	—		196,374
Acquisition-related costs	25,977	(147	)(G)	25,830	6,378	(10,287	)(f)	21,921
Legal settlements	56,779	—		56,779	—	—		56,779
Acquisition-related contingent consideration	23,198	—		23,198	—	—		23,198

	2,382,563	(3,727)		2,378,836	523,793	47,509		2,950,138

Operating income	177,770	3,727		181,497	54,698	(47,509)		188,686
Interest income	3,299	—		3,299	2,123	—		5,422
Interest expense	(318,681)	—		(318,681)	(12,240)	(109,436	)(c)	(440,357)
Loss on extinguishment of debt	(2,455)	—		(2,455)	—	—		(2,455)
Foreign exchange and other	18,458	—		18,458	(7,643)	7,743	(g)	18,558
Gain on investments, net	2,024	—		2,024	—	—		2,024

Income (loss) from continuing operations before provision for income taxes	(119,585)	3,727		(115,858)	36,938	(149,202)		(228,122)
Provision for (recovery of) income taxes	(92,702)	143	(I)	(92,559)	15,725	(49,642	)(d)	(126,476)

Net income (loss) from continuing operations	(26,883)	3,584		(23,299)	21,213	(99,560)		(101,646)

Basic (loss) earnings per share-continuing operations	(0.09)			(0.08)	0.36			(0.33)

Diluted (loss) earnings per share-continuing operations	(0.09)			(0.08)	0.36			(0.33)

Weighted-average common shares
Basic	305,550			305,550	57,296			305,550
Diluted	305,550			305,550	63,672			305,550

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments in Connection with the Biovail-Valeant Merger and the Acquisition of Ortho and Note 8. Pro Forma Adjustments in Connection with the Medicis Acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

As of September 30, 2012

	Valeant	Medicis	Pro forma Adjustments (Note 8)		Pro forma combined
	(All dollar amounts expressed in thousands of U.S. dollars)
Assets
Current
Cash, cash equivalents and short term investments	$257,730	$759,923	$(841,624	)(u)	$176,029
Accounts receivable, net	805,010	145,824	—		950,834
Inventories, net	418,252	34,881	92,144	(e)	545,277
Prepaid expenses and other current assets	72,214	54,503	72,971	(h)	199,688
Assets held for sale	9,925	—	—		9,925
Deferred tax assets, net	150,539	73,476	320	(d)	224,335

	1,713,670	1,068,607	(676,189)		2,106,088
Property, plant and equipment, net	450,327	32,495	(24,256	)(i)	458,566
Intangible assets, net	8,035,717	452,615	1,091,925	(j)	9,580,257
Goodwill	3,799,613	202,703	1,170,626	(k)	5,172,942
Deferred tax assets, net	41,181	58,963	(58,963	)(d)	41,181
Restricted cash	8,231	—	—		8,231
Other long-term assets, net	97,469	48,400	(24,148	)(l)	121,721

	$14,146,208	$1,863,783	$1,478,995		$17,488,986

Liabilities
Current
Accounts payable	$166,688	$77,398	$—		$244,086
Accrued liabilities and other current liabilities	634,722	302,068	94,542	(m)	1,031,332
Acquisition-related contingent consideration	112,274	—	—		112,274
Income taxes payable	10,208	—	—		10,208
Deferred revenue	18,142	11,351	1,119	(n)	30,612
Current portion of long-term debt	207,688	181	(181	)(o)	207,688
Deferred tax liabilities, net	8,786	—	—		8,786

	1,158,508	390,998	95,480		1,644,986
Deferred revenue	36,727	—	—		36,727
Acquisition-related contingent consideration	392,961	—	—		392,961
Long-term debt	7,422,558	594,739	2,102,767	(o)	10,120,064
Liabilities for uncertain tax positions	99,544	6,556	—		106,100
Deferred tax liabilities, net	1,127,226	—	272,079	(d)	1,399,305
Other long-term liabilities	123,502	43,656	(41,356	)(p)	125,802

	10,361,026	1,035,949	2,428,970		13,825,945

Shareholders’ equity
Common shares	5,916,671	1,066	(1,066	)(q)	5,916,671
Additional paid-in capital	270,183	851,334	(851,334	)(r)	270,183
Accumulated (deficit) earnings	(2,281,834)	571,113	(693,254	)(v)	(2,403,975)
Accumulated other comprehensive loss	(119,838)	(17,003)	17,003	(s)	(119,838)
Treasury stock	—	(578,676)	578,676	(t)	—

	3,785,182	827,834	(949,975)		3,663,041

Total liabilities and shareholders’ equity	$14,146,208	$1,863,783	$1,478,995		$17,488,986

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 8. Pro Forma Adjustments in Connection with the Medicis Acquisition.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

On September 2, 2012, Valeant, Valeant Pharmaceuticals International, a Delaware corporation and wholly owned subsidiary of Valeant (“VPI”), Merlin Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of VPI (“Merger Sub”) and Medicis entered into an agreement and plan of merger (the “Merger Agreement”) under which Merger Sub merged with and into Medicis, with Medicis continuing as the surviving entity and a wholly owned subsidiary of Valeant (the “Medicis Acquisition”). The Medicis Acquisition was completed on December 11, 2012.

On the date of the Medicis Acquisition, each share of Medicis Class A common stock, issued and outstanding immediately prior to the date of the Medicis Acquisition was converted into the right to receive $44.00 in cash (the “Per Share Merger Consideration”), without interest.

Each Medicis stock option and stock appreciation right, whether vested or unvested, that was outstanding immediately prior to the date of the Medicis Acquisition was cancelled and converted into the right to receive an amount equal to the excess, if any, of the Per Share Merger Consideration over the exercise price of such stock option or stock appreciation right, as applicable. Each Medicis restricted share, whether vested or unvested, that was outstanding immediately prior to the date of the Medicis Acquisition was cancelled and converted into the right to receive the Per Share Merger Consideration.

In connection with the Medicis Acquisition, Valeant obtained $2.75 billion in financing through a syndication of the incremental term B loans under its existing senior secured credit facilities of $1.0 billion (the “Incremental Term Loan B”) and the issuance of the 6.375% senior notes due 2020 (the “2020 Senior Notes”) in the aggregate principal amount of $1.75 billion. The proceeds from the issuance of the Incremental Term Loan B and the 2020 Senior Notes were utilized to fund (i) the Medicis Acquisition, (ii) Medicis’ obligation to pay the conversion consideration with respect to, or repurchase, the Medicis convertible senior notes, and (iii) transaction costs and expenses.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and was based on the historical financial statements of Valeant, Medicis and Graceway Pharma Holding Corp. (the parent of Graceway) and the historical special-purpose financial statements of Ortho. Those special-purpose financial statements only present the assets that were sold as part of the acquisition of Ortho by Valeant and the revenues and expenses of Ortho, including certain allocated expenses of Janssen Pharmaceuticals Inc.

Certain reclassifications have been made to the historical special-purpose financial statements of Ortho and the historical financial statements of Medicis to conform to the financial statement presentation adopted by Valeant. The adjustments made to the historical special-purpose financial statements of Ortho relate to the presentation of amortization expense. In addition, the following adjustments have been made to the historical financial statements of Medicis to conform to the financial statement presentation adopted by Valeant:

Adjustments made to Medicis’ historical consolidated statements of income:

•

Reclassification of depreciation expense of $7.5 million and $7.3 million from depreciation and amortization expense for the year ended December 31, 2011 and for the nine months ended September 30, 2012, respectively, to selling, general and administrative expense;

•	Reclassification of impairment of intangible assets for the year ended December 31, 2011 and for the nine months ended September 30, 2012 to amortization of intangible assets;

•

Reclassification of certain milestone payments of $35.5 million and $46.5 million for the year ended December 31, 2011 and the nine months ended September 30, 2012, respectively, from research and development to acquired in-process research and development; and

•	Reclassification of acquisition-related costs of $6.4 million for the nine months ended September 30, 2012 from selling, general and administrative to acquisition-related costs.

Adjustments made to Medicis’ historical consolidated balance sheet:

•	Reclassification of prepaid income taxes to prepaid expenses and other current assets;

•	Reclassification of long-term investments to other long-term assets, net;

•	Reclassification of reserve for sales returns, accrued consumer rebate and loyalty programs, and Managed care and Medicaid reserves to accrued liabilities and other current liabilities;

•	Reclassification of deferred revenue of $11.4 million from other current liabilities to current deferred revenue; and

•	Reclassification of liabilities for uncertain tax positions of $6.6 million from other liabilities to liabilities for uncertain tax positions.

Under the acquisition method of accounting, the assets acquired and liabilities assumed have been recorded as of the date of the Medicis Acquisition, primarily at their respective fair values and added to those of Valeant. The unaudited pro forma condensed combined balance sheet has been prepared to give effect to the Medicis Acquisition as if it had occurred on September 30, 2012. Financial statements and reported results of operations of Valeant issued after completion of the Medicis Acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Medicis.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by Valeant and Medicis in connection with the Medicis Acquisition are estimated to be approximately $55.4 million, of which $3.9 million had been incurred in the nine months ended September 30, 2012. The remaining estimated transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as of September 30, 2012 as a reduction to cash, cash equivalents and short term investments and an increase to accumulated deficit. The unaudited pro forma condensed combined financial statements do not reflect any acquisition-related restructuring charges and integration charges expected to be incurred in connection with the Medicis Acquisition except for the amount incurred in respect of the termination of Medicis’ chief executive officer, which has been reflected as an increase to the consolidated accumulated deficit as of

September 30, 2012. The acquisition-related restructuring, integration and other charges are expected to be in the range of approximately $340 million to $360 million, on a pre-tax basis, inclusive of a $77.3 million expense recognized by Valeant related to the unvested Medicis stock options, restricted shares and share appreciation rights that were accelerated in connection with the Medicis Acquisition.

3.	Accounting Policies

Valeant completed a review of Medicis’ accounting policies and did not identify any differences, other than the presentation differences as described in Note 2, that would have a material impact on the combined financial statements. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

4.	Fair Value of Consideration Transferred in Connection with the Medicis Acquisition

Assuming an acquisition date of September 30, 2012, the following summarizes the consideration that would have been transferred to effect the Medicis Acquisition:

(In thousands, except per share data)	Conversion Calculation	Estimated Fair Value
Number of shares of Medicis common stock outstanding as of September 30, 2012	56,400
Multiplied by Per Share Merger Consideration	$44.00	$2,481,599	(a)

Number of stock options of Medicis cancelled and exchanged for cash	3,152	32,870	(b)
Number of outstanding restricted shares cancelled and exchanged for cash	1,974	26,550	(b)

Total		2,541,019	(c)

(a)	Pursuant to the Merger Agreement, each share of Medicis Class A common stock issued and outstanding immediately prior to the date of the Medicis Acquisition was converted into the right to receive $44.00 in cash (the “Per Share Merger Consideration”), without interest.
(b)	Each Medicis stock option, whether vested or unvested, that was outstanding immediately prior to the date of the Medicis Acquisition was cancelled and converted into the right to receive an amount equal to the excess, if any, of the Per Share Merger Consideration over the exercise price of such stock option, as applicable. Each Medicis restricted share, whether vested or unvested, that was outstanding immediately prior to the date of the Medicis Acquisition was cancelled and converted into the right to receive the Per Share Merger Consideration.

In accordance with ASC 805, the cash consideration paid to holders of Medicis stock options and restricted shares attributable to pre-combination services has been included as a component of purchase price. The estimated purchase consideration in respect of stock options and restricted shares is determined based on information as of the date of the Medicis Acquisition.

In addition, to be consistent with the Company’s accounting treatment for Medicis share-based awards at the closing of the Medicis Acquisition, it is assumed that the cash consideration given in exchange for outstanding Medicis stock options and restricted shares approximates the fair value of those options and restricted shares for purposes of the unaudited pro forma condensed financial statements. Accordingly, no portion of the cash consideration paid for stock options and restricted shares attributable to pre-combination services has been reflected as compensation expense for purposes of the unaudited pro forma condensed combined financial statements.

(c)	The consideration transferred by the Company at the closing of the Medicis Acquisition was $2,578.9 million. The difference between the estimated purchase price used for purposes of these unaudited pro forma condensed financial statements and the actual consideration transferred is primarily attributable to additional shares that were issued by Medicis during the period between October 1, 2012 and December 11, 2012 upon conversion of a portion of its 2.5% Contingent Convertible Senior Notes.

5.	Assets Acquired and Liabilities Assumed in Connection with the Medicis Acquisition

Assuming an acquisition date of September 30, 2012, the following table summarizes the estimated fair value of the assets acquired and the liabilities assumed by Valeant in connection with the Medicis Acquisition, reconciled to the consideration that would have been transferred. These amounts are provisional and subject to change.

(In thousands)
Cash, cash equivalents, and investments	$759,923
Accounts receivable	145,824
Inventories, net (a)	127,025
Property and equipment, net	8,239
Intangible assets, net (b)	1,544,540
Prepaids and other current assets	89,957
Other assets	13,394
Accounts payable	(77,398)
Long-term debt (c)	(802,735)
Other current liabilities (d)	(433,940)
Liabilities for uncertain tax positions	(6,556)
Other liabilities	(2,300)
Deferred tax liabilities, net (e)	(198,283)

Total identifiable net assets acquired	1,167,690
Goodwill (f)	1,373,329

Estimate of consideration expected to be transferred	$2,541,019

(a)	A preliminary fair value estimate of $127.0 million has been allocated to inventories acquired. The pro forma fair value adjustment to inventories acquired is based on Medicis’ inventories as of the date of the Medicis Acquisition, adjusted as follows based on Valeant management’s estimates using the following methods:

i.	Finished goods at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort of a market participant;
ii.	Work in process at estimated selling prices of finished goods less the sum of costs to complete, costs of disposal, and a reasonable profit allowance for the completing and selling effort of a market participant based on profit for similar finished goods; and
iii.	Raw materials at current replacement costs.

(b)	A preliminary fair value estimate of $1,544.5 million has been allocated to intangible assets acquired, primarily consisting of product brands, patents, in-licensed products, corporate brand and in-process research and development (“IPR&D”). Amortization related to the fair value of the finite-lived intangible assets has been reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of income.

A key variable in determining the fair value of IPR&D includes the application of probability factors related to the likelihood of success of the respective products reaching each remaining stage of clinical and regulatory development, including market commercialization. The fair value of IPR&D is supported by industry and academic research papers that calculate probabilities of success by phase of development, and by Valeant’s management view on regulatory risks for its IPR&D. Changes in these probability factors may have a significant impact on the asset values.

The fair value of the identifiable intangible assets and their weighted-average useful lives are as follows:

(In thousands)	Estimated Fair Value	Average Estimated Useful Life
Product brands	$491,627	10.0 years
Patents	224,985	5.0 years
In-licensed products	633,429	12.0 years
Corporate brand	40,682	14.0 years
In-process research and development(a)	153,817	N/A

Total	$1,544,540

(a)	Acquired IPR&D assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the date of the Medicis Acquisition, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired IPR&D project, a determination as to the useful life of the asset will be made; at that point in time, the asset would then be considered a finite-lived intangible asset and amortization of the asset into earnings would commence. The impact on earnings can be significant. If an IPR&D project were not successfully developed, an impairment charge may result.

(c)	Reflects the fair value of Medicis debt as of the acquisition date as follows:

(In thousands)
1.375% Convertible Senior Notes	$546,669
2.5% Contingent Convertible Senior Notes	255,860
1.5% Contingent Convertible Senior Notes	206

Total	$802,735

(d)	Included within other current liabilities is $24.9 million, representing cash consideration given to holders of stock appreciation rights, attributable to pre-combination services, in connection with the Medicis Acquisition.

(e)	Represents the net deferred income tax liability, based on a combined U.S. Federal and state estimated tax rate of 37.1% multiplied by the value of purchase price allocation adjustments made to assets and liabilities, excluding goodwill. The effect of deferred taxes was computed as follows:

(In thousands)
Deferred income tax assets related to: (a)
Estimated fair value adjustment of intangible assets	$(273,554)
Estimated fair value adjustment of inventories acquired	(33,838)
Estimated fair value adjustment of property, plant and equipment	2,135
Estimated fair value adjustment related to debt	(23,619)
Estimated adjustment to Medicis’ historical deferred tax asset related to stock options and restricted shares that were settled in cash in connection with the Medicis Acquisition	21,285
Estimated fair value adjustment of provisions and reserves	86,349
Estimated tax loss carryforward	22,959

$(198,283)

Estimated current deferred income tax asset, net	$73,796
Estimated non-current deferred income tax liability, net	(272079)

Estimated deferred income tax liability, net	$(198,283)

(a)	A combined federal and state tax rate has been used for purposes of tax-effecting fair value adjustments.

For purposes of these unaudited pro forma condensed combined financial statements, no adjustment has been made to the balance of unrecognized tax benefits, which is based on Valeant’s preliminary assessment and is subject to change.

(f)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized and is not deductible for tax purposes.

6.	Pro Forma Adjustments in Connection with the Biovail-Valeant Merger and the Acquisition of Ortho

This note summarizes the pro forma adjustments in connection with the Biovail-Valeant Merger that do not have a continuing effect on Valeant’s operating results and the pro forma adjustments in connection with the acquisition of Ortho by Valeant to give effect to the acquisition as if it had occurred on January 1, 2011:

Biovail–Valeant Merger:

(A)	Valeant’s cost of sales for the year ended December 31, 2011 includes a fair value adjustment related to inventories acquired. Given that the sale of the acquired inventories occurred within the first year subsequent to the Biovail-Valeant Merger, there is no continuing impact of the acquired inventory adjustment on Valeant’s operating results, and as such, the inventory fair value adjustment recognized for the year ended December 31, 2011 has been reversed for purposes of the unaudited pro forma condensed combined statement of income.

(B)	To record the tax effect of the fair value adjustment as described in Note 6(A).

Acquisition of Ortho:

(C)	To record adjustments to cost of goods sold as follows:

(In thousands)	Year Ended December 31, 2011
Reclassification of Ortho amortization expense to conform to Valeant presentation	$(823)
Reversal of fair-value adjustment to inventory in connection with the acquisition of Ortho	(687)

Total	$(1,510)

(D)	To record an estimate of intangible asset amortization as follows:

(In thousands)	Year Ended December 31, 2011
Reclassification of amortization expense to conform to Valeant presentation	$823
Eliminate Ortho’s historical intangible asset amortization expense	(823)
Eliminate intangible asset amortization recorded by Valeant subsequent to December 12, 2011	(1,996)
Estimated amortization expense of acquired finite-lived intangibles:
Product brands (estimated to be $333,599 over weighted average of 9 years)	39,081

Total	$37,085

(E)	To record an additional provision for income taxes on the operating results of Ortho at the estimated effective tax rate of 4%. Ortho was not a standalone tax paying entity prior to the acquisition and therefore the adjustment reflects the incremental taxes Valeant would have incurred on the pre-tax income of Ortho, net of the pro forma adjustments. No tax effect is recorded on the allocation of interest expense (see Note 6(F)) due to the cumulative tax losses incurred by Valeant not supporting the recognition of such tax benefits.

(F)	To record an allocation of the interest expense on the $2 billion senior secured credit facilities obtained by Valeant on October 20, 2011, of which a portion of the proceeds was used to fund the acquisition of Ortho.

The senior secured credit facilities consist of a $275 million revolving credit facility, including a sublimit for the issuance of standby and commercial letters of credit and a sublimit for swing line loans (the “Revolving Credit Facility”), and a $1.725 billion senior secured term loan A facility (the “Term Loan A Facility”), which includes a $500 million delayed draw term loan facility (the “Delayed Draw Facility” and, together with the Revolving Credit Facility and the Term Loan A Facility, the “Credit Facilities”). The Revolving Credit Facility matures on April 20, 2016 and does not amortize. The Term Loan A Facility matures on April 20, 2016 and amortizes quarterly commencing March 31, 2012 at an initial annual rate of 5.0%. The amortization schedule under the Term Loan A Facility will increase to 10.0% annually commencing March 31, 2013 and 20% annually commencing March 31, 2014, payable in quarterly installments.

Borrowings under the Credit Facilities bear interest at a rate per annum equal to, at Valeant’s option, either (a) a base rate determined by reference to the higher of (1) the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section, as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty largest banks) and (2) the federal funds effective rate plus 1/2 of 1% or (b) a LIBO rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin. The initial applicable margin for borrowings under the senior secured credit facilities is 1.75% with respect to base rate borrowings and 2.75% with respect to LIBO rate borrowings. Interest rates are subject to increase or decrease quarterly based on leverage ratios.

A 0.125 percent change in interest rate could increase or decrease interest expense for the year ended December 31, 2011 by $0.4 million.

In 2012, the Company amended certain of its existing credit facilities and loan facilities, including Term Loan A Facility. Borrowings under the amended Term Loan A Facility bear interest at a rate per annum equal to, at the Company’s option, either (a) a base rate determined by reference to the higher of (1) the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section, as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks) and (2) the federal funds effective rate plus 1/2 of 1% or (b) a LIBO rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin. The initial applicable margin for borrowings under the New Revolving Credit Facility and the Term Loan A Facility was 1.75% with respect to base rate borrowings and 2.75% with respect to LIBO rate borrowings. Interest rates for the New Revolving Credit Facility and the Term Loan A Facility are subject to increase or decrease quarterly based on leverage ratios.

(G)	To eliminate acquisition-related transaction costs incurred by Valeant in connection with the acquisition of Ortho for the year ended December 31, 2011 and the nine months ended September 30, 2012 as they do not have a continuing impact on Valeant’s financial results.

(H)	Valeant’s cost of sales for the nine months ended September 30, 2012 includes a fair value adjustment related to inventory acquired as part of the acquisition of Ortho. Given the sale of the acquired inventory is expected to occur within the first year subsequent to the acquisition, there is no continuing impact of the acquired inventory adjustment on Valeant’s operating results, and as such, the inventory fair value adjustment recognized for the nine months ended September 30, 2012 has been reversed for purposes of the unaudited pro forma condensed combined statement of income.

(I)	To record the tax effect of the fair value adjustment as described in Note 6(H) at the effective tax rate.

7.	Pro Forma Adjustments in Connection with the Acquisition of Graceway

This note summarizes the pro forma adjustments in connection with the acquisition of Graceway by Medicis to give effect to the acquisition as if it had occurred on January 1, 2011:

(J)	To record the reversal of professional fees and other costs related to the transaction that were included in the historical selling, general and administrative expenses of Medicis.

(K)	To record the net impact of 1) the elimination of Graceway’s historical depreciation and amortization expense, and 2) the addition of depreciation expense related to the property and equipment acquired and the amortization expense related to the identified intangible assets acquired as a result of the acquisition of Graceway by Medicis.

(L)	To record the reduction in interest and investment income resulting from the liquidation of certain of Medicis’ short-term investments to fund the acquisition of Graceway, using the average interest rate earned on its investments during the period from January 1, 2011 through the closing of the acquisition of Graceway by Medicis on December 2, 2011.

(M)	To eliminate Graceway’s historical interest expense related to its debt, which is not being purchased, assumed or paid by Medicis.

(N)	To record the income tax effect of all unaudited pro forma condensed combined statement of income adjustments and the benefit of Graceway’s historical net loss.

8.	Pro Forma Adjustments in Connection with the Medicis Acquisition

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Fair Value of Consideration Transferred in Connection with the Medicis Acquisition; and Note 5. Assets Acquired and Liabilities Assumed in Connection with the Medicis Acquisition. The following summarizes the pro forma adjustments in connection with the Medicis Acquisition to give effect to the acquisition as if it had occurred on January 1, 2011 for purposes of the pro forma condensed combined statements of income and on September 30, 2012 for purposes of the pro forma condensed combined balance sheet:

(a)	To adjust amortization expense to an estimate of intangible asset amortization, as follows:

(In thousands)	Year Ended December 31, 2011	Nine Months Ended September 30, 2012
Eliminate Medicis’ pro forma intangible asset amortization expense	$(80,546)	$(49,893)
Estimated amortization expense of acquired finite-lived intangibles:
Product brands (estimated to be $491,627 over an average useful life of 10.0 years)	54,684	36,759
Patents (estimated to be $224,985 over an average useful life of 5.0 years)	44,997	33,748
In-licensed products (estimated to be $633,429 over an average useful life of 12.0 years)	52,786	39,589
Corporate brand (estimated to be $40,682 over a useful life of 14.0 years)	2,906	2,179

Total	$74,827	$62,382

(b)	To adjust depreciation expense as follows:

(In thousands)	Year Ended December 31, 2011	Nine Months Ended September 30, 2012
Eliminate Medicis’ pro forma depreciation expense	$(7,549)	$(7,332)
Estimated depreciation expense	5,493	2,746

Total	$(2,056)	$(4,586)

(c)	To record the following debt-related adjustments:

(In thousands)	Year Ended December 31, 2011	Nine Months Ended September 30, 2012
Eliminate interest expense recorded by Medicis related to the Senior Notes	$4,668	$(12,240)
Additional interest expense related to the Incremental Term Loan B and the 2020 Senior Notes issued in connection with the Medicis Acquisition(a)	161,177	120,564
Amortization of deferred financing costs related to the Incremental Term Loan B and the 2020 Senior Notes issued in connection with the Medicis Acquisition(a)	1,483	1,112

Total	$157,992	$109,436

(a)	In connection with the Medicis Acquisition, Valeant obtained $2.75 billion in financing through a syndication of the Incremental Term Loan B of $1.0 billion and the issuance of the 2020 Senior Notes in the aggregate principal amount of $1.75 billion. The proceeds from the issuance of the Incremental Term Loan B and the 2020 Senior Notes were utilized to fund (i) the Medicis Acquisition, (ii) Medicis’ obligation to pay the conversion consideration with respect to, or repurchase, the Medicis convertible senior notes, and (iii) transaction costs and expenses. Details pertaining to the (i) Incremental Term Loan B and (ii) the 2020 Senior Notes are as follows:

(i)	Incremental Term Loan B:

The Incremental Term Loan B with a principal amount of $1.0 billion bears interest at Valeant’s option, (i) at the Base Rate (as defined in the Third Amended and Restated Credit and Guaranty Agreement dated February 13, 2012 as filed by Valeant on Form 8-K on February 17, 2012, (the “Existing Credit Agreement”)) plus the applicable margin (which was 2.25% per annum as of December 31, 2012); or (ii) at LIBO rate plus the applicable margin (which was 3.25% per annum as of December 31, 2012) subject to a LIBO rate “floor” of 1.00% per annum and a Base Rate “floor” of 2.00% per annum. In connection with the issuance of the Incremental Term Loan B, Valeant incurred approximately $26.2 million in underwriting fees, which have been recognized as debt issue discount, which resulted in the net proceeds of $973.8 million. The Incremental Term Loan B has a maturity of 7 years and is estimated to bear interest at a rate of 4.25%. The outstanding principal amount of the Incremental Term Loan B will be payable in equal quarterly amounts of 1% per annum with the remaining balance due at the maturity of the Incremental Term Loan B. Approximately $6.2 million of debt issuance costs was incurred in connection with the Incremental Term Loan B and will be amortized using the effective interest method. The Incremental Term Loan B Facility is a floating rate loan and provides an element of both rate and pricing market flex which could cause the rate estimates applied in these unaudited pro forma condensed combined financial statements to vary from those used above.

(ii)	2020 Senior Notes

The 2020 Senior Notes, in the aggregate principal amount of $1,750.0 million, accrue interest at the rate of 6.75% per annum payable semi-annually in arrears on April 15 and October 15, commencing on April 15, 2013. The 2020 Senior Notes mature on October 15, 2020. In connection with the issuance of the 2020 Senior Notes, Valeant incurred approximately $26.3 million in underwriting fees, which have been recognized as debt issue discount, which resulted in the net proceeds of $1,723.7 million. Approximately $4.7 million of debt issuance costs was incurred in connection with the 2020 Senior Notes and will be amortized using the effective interest method.

The 2020 Senior Notes are guaranteed by Valeant and each of its subsidiaries (other than VPI) that is a guarantor of the Senior Secured Credit Facilities. The indenture governing the terms of the 2020 Senior Notes provides that the 2020 Senior Notes will be redeemable at the option of VPI, in whole or in part, at any time on or after October 15, 2016, at the specified redemption prices, plus accrued and unpaid interest, if any, to the redemption date. In addition, VPI may redeem some or all of the 2020 Senior Notes prior to October 15, 2016, in each case at a price equal to 100% of the principal amount thereof, plus a make-whole premium. Prior to October 15, 2015, VPI may also redeem up to 35% of the aggregate principal amount of the 2020 Senior Notes using the proceeds from certain equity offerings at a redemption price equal to 106.375% of the principal amount of the 2020 Senior Notes, plus accrued and unpaid interest to the date of redemption.

If VPI or Valeant experiences a change in control, VPI may be required to repurchase the 2020 Senior Notes, as applicable, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but excluding, the purchase date of the 2020 Senior Notes, as applicable.

The 2020 Senior Notes indenture contains covenants that limit the ability of Valeant and certain of its subsidiaries to, among other things: incur or guarantee additional debt, make certain investments and other restricted payments, create liens, enter into transactions with affiliates, engage in mergers, consolidations or amalgamations, repurchase capital stock, repurchase subordinated debt and make certain investments and transfer and sell assets.

A 0.125 percent change in interest rate could increase or decrease interest expense for the year ended December 31, 2011 and for the nine months ended September 30, 2012 by $3.4 million and $2.6 million, respectively.

(d)	To record the deferred income tax impact of the acquisition on the balance sheet and income statement, primarily related to the additional expense on incremental debt to finance the Medicis Acquisition, fair value adjustments for inventories, identifiable intangible assets, and share-based compensation (see Notes 8(a), (b), (c), (e), (m) and (v)) based on a combined U.S. Federal and state estimated tax rate of 37.1%. The effective tax rate of the combined company could be significantly different than the statutory tax rates assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors, including post-acquisition activities. In addition, a liability has been recognized for uncertain tax positions taken by Medicis as of the acquisition date.

(e)	To adjust acquired inventories to fair value. The combined company’s cost of sales will reflect the increased valuation of Medicis’ inventories as the acquired inventories are sold, which is expected to occur within the first year post-acquisition. There is no continuing impact of the acquired inventory adjustment on the combined operating results, and as such, it is not included in the unaudited pro forma condensed combined statement of income.

(f)	To reverse acquisition-related transaction costs incurred by Valeant and Medicis in connection with the Medicis Acquisition as they do not have a continuing impact on the combined company’s financial results.

(g)	To reverse debt-related charges, triggered by the Medicis Acquisition, recognized by Medicis in its historical financial statements as they do not have a continuing impact on the combined company’s financial results.

(h)	To adjust prepaid expenses and other current assets as follows:

(In thousands)
Recognition of recovery of an insured claim and other receivable(a)	$11,450
Reclassification of investments related to Medicis’ Supplemental Executive Retirement Plan (“SERP”) from other assets(b)	24,004
Income tax recoverable on post-combination share-based compensation expense and severance expense	37,517

Total	$72,971

(a)	Recognition of the assets is supported by events that occurred subsequent to the filing of Medicis’ September 30, 2012 consolidated financial statements on Form 10-Q.
(b)	Investments related to Medicis’ SERP has been reclassified from other assets to other current assets as the SERP was fully vested and settled upon the closing of the Medicis Acquisition.

(i)	To adjust property, plant and equipment to the acquisition-date fair value as follows:

(In thousands)
Eliminate Medicis’ property, plant and equipment as of September 30, 2012	$(32,495)
Acquisition-date fair value of property, plant and equipment	8,239

Total	$(24,256)

(j)	To adjust identifiable intangible assets to the acquisition-date fair value as follows:

(In thousands)
Eliminate Medicis’ historical intangible assets as of September 30, 2012	$(452,615)
Acquisition-date fair value of acquired identifiable intangible assets	1,544,540

Total	$1,091,925

(k)	To adjust goodwill to the acquisition-date goodwill as follows:

(In thousands)
Eliminate Medicis’ historical goodwill	$(202,703)
Estimated goodwill arising from the Medicis Acquisition	1,373,329

Total	$1,170,626

(l)	To adjust other long-term assets, net, as follows:

(In thousands)
Eliminate Medicis’ historical deferred financing costs	$(11,002)
Reclassification of investments related to Medicis’ SERP to prepaids and other current assets(a)	(24,004)
Debt issuance costs associated with the Incremental Term Loan B and the 2020 Senior Notes	10,858

Total	$(24,148)

(a)	Investments related to Medicis’ SERP has been reclassified from other assets to other current assets as the SERP was fully vested and settled upon the closing of the Medicis Acquisition.

(m)	To adjust accrued liabilities and other current liabilities as follows:

(In thousands)
Adjustment to Medicis’ historical accrued and other current liabilities(a)	$80,240
Elimination of deferred rent balance	(541)
Reclassification of liability for Medicis’ SERP from other liabilities(b)	39,703
Expense recognized for stock appreciation rights that are accelerated in connection with the Medicis Acquisition	23,647
Payment of share appreciation right liability	(48,507)

Total	$94,542

(a)	Adjustments to accrued liabilities and other current liabilities primarily relate to the recognition of accruals for transaction costs incurred by Medicis in connection with the Medicis Acquisition and adjustments to Medicis’ existing accrued and other current liabilities based on events that occurred subsequent to the filing of Medicis’ September 30, 2012 consolidated financial statements on Form 10-Q.
(b)	Reclassification of liability for Medicis’ SERP from other liabilities to accrued liabilities and other current liabilities as the SERP was fully vested and settled upon the closing of the Medicis Acquisition.

(n)	To reclassify deferred costs associated with deferred revenue to inventories.

(o)	To record the new debt incurred in connection with the Medicis Acquisition, to adjust Medicis’ existing debt to fair value, and to record the repayment of Medicis’ debt in connection with the Medicis Acquisition, as follows:

(In thousands)
Establish new debt in connection with the Medicis Acquisition(a)	$2,697,506
Fair value adjustment related to assumed debt	207,815
Settlement of Medicis 1.375% Convertible Senior Notes (b)	(546,669)
Settlement of Medicis 2.5% Contingent Convertible Senior Notes(c)	(255,860)
Settlement of Medicis 1.5% Contingent Convertible Senior Notes(d)	(206)

Total	$2,102,586

(a)	In connection with the Medicis Acquisition, Valeant obtained $2.75 billion in financing through a syndication of the Incremental Term Loan B of $1.0 billion and the issuance of the 2020 Senior Notes in the aggregate principal amount of $1.75 billion as described in Note 8(b).
(b)	Consists of $467.3 million payable upon conversion of the outstanding Medicis 1.375% Convertible Senior Notes and a make-whole premium of $79.3 million.
(c)	Consists of $255.9 million payable upon conversion of the outstanding Medicis 2.5% Contingent Convertible Senior Notes.
(d)	Consists of $0.2 million payable upon conversion of the outstanding Medicis 1.5% Contingent Convertible Senior Notes.

(p)	To adjust other liabilities to the acquisition-date other liabilities as follows:

(In thousands)
Elimination of Medicis’ deferred rent balance	$(3,582)
Adjustment to liability for Medicis’ SERP(a)	1,929
Reclassification of liability for Medicis’ SERP from other liabilities to accrued and other current liabilities(a)	(39,703)

Total	$(41,356)

(a)	Medicis’ SERP liability was fully vested and settled upon the closing of the Medicis Acquisition. Accordingly, adjustment has been made to the liability to reflect the ultimate settlement amount and to reclassify the liability from other liabilities to accrued liabilities and other current liabilities.

(q)	To eliminate Medicis common stock.

(r)	To eliminate Medicis additional paid-in capital.

(s)	To eliminate Medicis accumulated other comprehensive loss.

(t)	To eliminate Medicis treasury stock.

(u)	To record the cash impact of the Medicis Acquisition, the associated financing and transaction costs as follows:

(In thousands)
Cash consideration for the Medicis Acquisition	$(2,541,019)
Payment of vested stock appreciation right liability assumed in connection with the Medicis Acquisition	(24,860)
Payment of unvested stock options, restricted shares and stock appreciation rights that would be accelerated at the closing of the Medicis Acquisition	(85,410)
Proceeds from the Incremental Term Loan B and the 2020 Senior Notes issued in connection with the Medicis Acquisition	2,697,506
Debt issuance costs associated with the Incremental Term Loan B and 2020 Senior Notes issued in connection with the Medicis Acquisition	(10,858)
Repayment of Medicis 1.375% Convertible Senior Notes	(546,669)
Repayment of Medicis 2.5% Contingent Convertible Senior Notes	(255,860)
Repayment of Medicis 1.5% Contingent Convertible Senior Notes	(206)
Acquisition-related transaction costs(a)	(51,502)
Payment in connection with the termination of Medicis’ chief executive officer upon the closing of the Medicis Acquisition(b)	(22,746)

Total	$(841,624)

(a)	Total acquisition-related transaction costs expected to be incurred by Valeant and Medicis in connection with the Medicis Acquisition are estimated to be approximately $55.4 million, of which $3.9 million had been incurred in the nine months ended September 30, 2012. The remaining estimated transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as of September 30, 2012 as a reduction to cash, cash equivalents and short term investments and an increase to accumulated deficit.
(b)	Represents payment expected to be made in connection with the termination of employment of Medicis’ chief executive officer, which termination was effective upon the closing of the Medicis Acquisition pursuant to an existing agreement.

(v)	To eliminate Medicis accumulated earnings and to record the cash consideration paid for unvested Medicis stock options, restricted shares and share appreciation rights that are accelerated in connection with the Medicis Acquisition as a post-combination expense and to record acquisition-related costs to be incurred by Valeant in connection with the Medicis Acquisition as follows:

(In thousands)
Eliminate Medicis accumulated earnings	$(571,113)
Expense related to unvested Medicis stock options, restricted shares and share appreciation rights that have been accelerated in connection with the Medicis Acquisition, net of tax of $29.8 million	(56,332)
Estimated acquisition-related costs to be incurred by Valeant in connection with the Medicis Acquisition	(51,502)
Severance expense incurred upon the closing of the Medicis Acquisition, net of tax of $8.4 million(a)	(14,307)

Total	$(693,254)

(a)	To record the severance expense in respect of the termination of employment of Medicis’ chief executive officer, which termination was effective upon the closing of the Medicis Acquisition pursuant to an existing agreement.

The unaudited pro forma condensed combined financial statements do not reflect the estimated acquisition-related restructuring charges associated with the expected pre-tax cost savings, except for the amount related to the termination of employment of Medicis’ chief executive officer as described in Note 8(v). The anticipated acquisition-related restructuring charges are estimated to be in the range of $340 million to $360 million, on a pre-tax basis, and will be expensed as incurred.